Exhibit 99.1

Terayon Files Shelf Registration Statement

     Santa Clara, California – October 7, 2003 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced the filing of a Form S-3 shelf registration statement with the Securities and Exchange Commission. The shelf registration statement, when effective, will allow Terayon to offer, from time to time, common stock, preferred stock, debt securities and/or warrants, with an aggregate public offering price up to $125 million.

     The Company believes the shelf registration statement will afford it additional flexibility in accessing capital markets. The pricing and terms of any offering will be established at the time of such offering. The Company currently plans to use the net proceeds from any offering for general corporate purposes.

     A copy of the preliminary prospectus, and, when available, a copy of the definitive prospectus and any prospectus supplements may be obtained by directing a request to: Terayon Communication Systems, Inc., 4988 Great America Parkway, Santa Clara, California 95054, Attention: Investor Relations.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Terayon

     Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world’s leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon is on the web at www.terayon.com.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including anticipated effectiveness of the shelf registration statement or benefits to be obtained by Terayon from the use of a shelf registration. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise or may occur in a different manner than anticipated as a result of various factors, including Terayon’s ability to develop and bring to market new products, the acceptance of Terayon’s new products in the market, Terayon’s ability to gain new business, the expansion of operations by Terayon’s customers, the deployment of Terayon’s products in specific markets, the product mix that Terayon sells each quarter which may affect gross margins, and Terayon’s ability to lower and align its operating expenses with market conditions, as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.